Exhibit 99

                              Press Release












                                                      FOR IMMEDIATE RELEASE

                             PRESS RELEASE

                                    Contact:      Donald Fleming
                                                  Senior Vice President

July 12, 2002                       Contact #:    (718) 556-6517

ANNOUNCEMENT:      STATEN ISLAND BANCORP, INC. TO RECOGNIZE $7.4  MILLION
                   ADDITIONAL IMPAIRMENT CHARGE ON INVESTMENTS IN TWO ASSET-
                   BACKED SECURITIES.


STATEN ISLAND, NEW YORK   Staten Island Bancorp, Inc. (NYSE:SIB) (the
"Company"), the holding company for SI Bank & Trust said today that it would record an additional impairment charge of $7.4 million or $0.08 per fully diluted share on an after-tax basis for the quarter ended June 30, 2002. The additional impairment charge relates to investments in two asset-backed securities included in the Company's investment portfolio with an aggregate par value of $10 million. As previously disclosed, the Company recorded a $500,000 impairment charge and had reflected the market value depreciation related to these securities, net of income taxes, as a charge to total stockholders' equity in the quarter ended March 31st, 2002. Due to further significant deterioration in the collateral value supporting these securities and the resultant negative impact on the anticipated cash flows, the additional $7.4 million impairment charge relating to these two securities was recorded in accordance with generally accepted accounting principles. At June 30, 2002, these two securities had an aggregate carrying value of $2.1 million.

In addition, primarily as a result of an increased level of charge-offs in the Company's loan portfolio, the Company expects to make a provision for loan losses in the amount of $5.0 million for the quarter ended June 30th, 2002 representing an increase of $3.5 million over the provision made in the quarter ended March 31st, 2002. Primarily as a result of these charge-offs, the level of non-performing loans and other real estate owned is expected to decrease to $25.2 million at June 30th, 2002 from $29.0 million at March 31st, 2002 and the allowance for loan losses as a percentage of non-accruing loans is expected to increase to approximately 138% at June 30th, 2002 from 77.7% at March 31st, 2002. Offsetting this increase in the provision for loan losses is an anticipated increase in service and fee income of $3.5 million for the quarter ended June 30th, 2002 compared to the quarter ended March 31st, 2002, primarily as a result of the receipt of a liquidating dividend in the amount of $3.0 million due to the dissolution of the Company's former data processing subsidiary.

Including the effects of the above, the Company anticipates reporting fully diluted earnings of $0.31 per share for the quarter ended June 30, 2002. Exclusive of the impairment charge, we estimate our net income per fully diluted share to be $0.38 for the quarter ended June 30, 2002. In accordance with its normal schedule, the Company expects to release its full earnings report on July 17, 2002 after the close of the markets.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of The Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with The Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such are "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential", or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Staten Island Bancorp, Inc, is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, and two full service branches in Brooklyn, New York; two full service branches in Monmouth County, four full service branches in Union County, three full service branches in Middlesex County and six full service branches in Ocean County, New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage and has offices in 42 states. On March 31, 2002, Staten Island Bancorp had $6.2 billion in total assets and $549.4 million of total stockholders' equity.